AGREEMENT made this 26th day of June 1996 between PICK COMMUNICATIONS CORP., 155 Route 46 West, Third Floor, Wayne, New Jersey, 07470 (hereinafter referred to as "Licensor") and INTERNET CHANNEL INC., 293 East Bay Street, Suite 300, Charleston, South Carolina, 29401 (hereinafter referred to as "Licensee).


WHEREAS, Licensor has developed and owns the rights in and to a prepaid cellular phone access microchip (referred to in this Agreement as the "Chip"); and


WHEREAS, Licensee is in a position to provide research and development, marketing, sales, and distribution incorporating the Chip into products including, but not limited to, a prepaid system for remote access to the Internet (referred to in this Agreement as the "Product") throughout all countries of the world (hereinafter referred to as the "Territory");


NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and promises hereinafter set forth, it is agreed:

     1. (a) Research and Development of Product Licensee hereby agrees to expeditiously research and develop the technology for the application of prepaid remote access to the Internet using Licensor's Chip via either wireless or telephone or cellular telephone or cable modems. Licensor will give its attention to supply the Licensee with the estimated costs of supplying Chips and any required modifications to said Chips for inclusion into the Product. Licensor will also provide Licensee with time estimates to supply the Chips in the required quantities and with any required modifications for the Products. Licensee shall pay Licensor for the research and development costs, if any, to make any required modifications to the Chip for inclusion into the Product and, once the Product is ready for production, the parties will true up the actual cost; if such cost exceeds the estimate, Licensee will pay the Licensor the difference; but if such costs are lower than the estimate, the Licensor shall reimburse the Licensee the difference. Licensee agrees that Licensor shall solely own the Chip and any modifications to the Chip for inclusion into the Product and shall have the sole right to file patents to protect the technology for the Chip as modified for and used in the Product in the Licensor's name. Licensor agrees that Licensee shall solely own such Product and shall have the sole tight to file patents to protect the technology for the Product (exclusive of the Chip)in Licensee's name. To this end, Licensor and Licensee hereby agree to mutually respect each others technology and hereby agree to cooperate with each other and not to disclose same to any third party. Accordingly, the research and all information regarding the Product and any products developed and owned by the Licensee shall be maintained by both parties in strict confidence.

     It is understood that all research and information given by one party to the other shall be proprietary and confidential and shall not be used for any purpose other than as set forth in this Agreement or transmitted or discussed with persons or entities other than a party's authorized business associates and advisors, and both the Licensor and Licensee hereby represent to each other that they will require their authorized business associates and advisors to maintain the same confidentiality. Licensee hereby also agrees that the research information provided by the Licensor shall not be reproduced or distributed without Licensor's written consent.


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     Licensor  likewise  agrees that the  research  information  provided by the
Licensee shall not be reproduced or distributed without Licensee's written consent. if Licensee decides not to go forward after Licensee receives the
expedited   research  and   development   estimates  from   Licensor,   Licensee
nevertheless shall pay the Licensor's costs to produce such estimates and return all research and information that was provided by the Licensor; however, in such event, Licensor shall be entitled to keep the 500,000 shares of the Licensee's common stock being provided under Paragraph 5 (b) hereof due to the expediting of the research and development of any modifications to the Chip required for inclusion into the Product to be provided for Licensee by Licensor hereunder.

     (b). License of Chip

     Licensor hereby licenses to Licensee, and Licensee hereby accepts from Licensor the exclusive right to use the Chip (and any modification to the Chip hereinafter collectively called the "Chip") in the Product and to market, distribute and sell the Product containing the Chip in the Territory during the "Term" and the "Sell-off Period" (as those terms are defined below). Except as provided for in this Agreement, all rights of any nature whatsoever in the Chip are owned by and reserved entirely by Licensor. Licensee undertakes to use all reasonable efforts, skill and ability in its marketing, distribution and sale of the Product hereunder. Licensor represents and warrants that at the time of delivery to Licensee of the Chip hereunder, Licensor will own or control all rights herein granted to Licensee hereunder

     2. Rights Granted

     Licensor hereby grants to Licensee the following rights:

     (a) The right to use the Chip in the Product and to market, distribute, sell and advertise the Product containing the Chip in the Territory, it being understood that such right to market, distribute, sell and advertise shall be exclusive during the Term and non-exclusive during the Sell-off Period.

     (b) Licensee's right to release the Product at less than full "Top-line" retail prices (e.g., as any so-called "budget" products, as any so-called "premium" products, as any so-called "mid-line" or any other discounted Product) in connection with any merchandising schemes or commercial tie-up arrangements, or through any direct mail or mail order method of distribution or other similar merchandising methods, shall not be exercised without the prior written consent of Licensor. Further, Licensee shall not be permitted to assign or sub-license the use of the Chip, this Agreement or any of its rights hereunder in whole or in part, without Licensor's prior written consent.

     Licensor warrants and represents that it has not granted to any third parties any rights in the Territory during the Term which are inconsistent with the rights granted to Licensee hereunder.


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     3. Term

     The "Term" of this Agreement shall commence as of the date hereof and shall continue for a period of five (5) years. If Licensee is not selling the Product in any country in the Territory by the end of the aforementioned 5 year period, Licensor shall have the right to revoke the license granted hereunder to that particular country of the Territory. Licensor hereby irrevocably grants Licensee five (5) consecutive options to extend the Term for additional periods of five
(5) years for the Territory each under the terms and conditions of this Agreement. Each such option shall be exercised by Licensee, if at all, by Licensee giving Licensor written notice thereof no later than ninety (90) days prior to the date that the then-current option would otherwise expire; provided, however, if Licensee has failed to give such notice to Licensor within such period, Licensor shall notify Licensee of such failure and Licensee shall have an additional period of thirty (30) days from Licensee's receipt of such notice within which to exercise such option(s).

     4. Delivery of Chip

     Licensor shall deliver the Chip (as ordered by Licensee no less than thirty
(30) days prior to the delivery date) at Licensor's cost price plus ten percent (10%), F.O.B. Licensor's plant. Title to the Chip passes to Licensee at F.O.B. point of shipment. Licensee shall pay Licensor for the cost of such Chip plus ten percent (10%) as well as packaging, shipping, insurance, customs fees and duties (if any), and any other expenses actually incurred by Licensor relating to the shipment to Licensee of all Chips ordered. It is expected that Licensor shall deliver such Chip to Licensee's export locations as specified by Licensee. All amounts due Licensor under this paragraph shall be paid promptly by wire transfer as set forth in Paragraph 6 hereof or by irrevocable letter of credit if prior approved by Licensor, but not later than ten (10) days after the receipt by Licensee of any invoice therefor. Licensee shall have the right, upon reasonable notice to Licensor during normal business hours at Licensor's offices and not more than once a year, to audit Licensor's financial books and records solely as the same pertain to Licensor's aforesaid costs and expenses in connection with the Chip.

     5. Consideration

     In consideration for this Agreement and the expedited research and the rights licensed hereunder:

     (a) Licensee shall pay Licensor a royalty equal to five (5%) percent of the amount of monies representing the access time to be debited that is put into the Chip (originally and by continual recharge) of the Product in each country of the Territory during the term of this Agreement and any extension thereof.

     (b) Licensee shall provide Licensor with five hundred thousand (500,000) restricted shares of its common stock promptly (but not later than thirty [30] days) after the full execution of this Agreement. It is understood between the parties that this stock can not be registered for a two year period. Licensee, however, respectively warrants that its respective shares of such stock shall be free and clear of any encumbrances whatsoever and that Licensee will execute and deliver to Licensor simultaneously with such stock all other documents or instruments which may be reasonably necessary or reasonably required to effectuate such transfer.

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     6. Accounting and Payment of Royalties

     Within fourteen (14) days following the end of each calendar month of each year, Licensee shall send to Licensor a statement setting forth in detail the computation of royalties for the prior monthly period, setting forth for each country in the Territory the amount of access time that was to be debited that was put into each Chip (originally and by recharge) and the royalties earned for access time sold in regard to each Product and the royalties payable to Licensor hereunder. Each such statement shall be accompanied by payment in United States Dollars of all royalty amounts payable to Licensor. All payments hereunder shall be by bank wire transfer in United States funds to Licensor as follows:

                           Bank:            Chemical Bank New Jersey NA
                           Address:         57 Diamond Spring Road
                                            Denville, NJ 07834
                           Account #:       6002 004149
                           Routing #:       021 202 337

     7. Books and Records

     Licensee shall keep true and correct accounts of the sale and other distribution of Licensor's Product and the amount of access time sold (originally as well as recharged) for each country in the Territory. Licensor or its representative shall have the right from time to time to appoint an independent duly qualified accountant or auditor to inspect and make extracts of the books and records of Licensee, wherever same may be, insofar as said books and records pertain to the royalties to be paid to Licensor hereunder. Such inspections shall be made on reasonable prior written notice, by such accountants or auditors as are chosen by Licensor, during normal business hours on normal business days, and shall be at Licensor's expense unless it is found by the accountants or auditors that the amount of the total payments made to Licensor prior to the date of such inspection is less than ninety (90%) percent of the total payments which ought to have been made, in which event Licensee shall pay Licensor an amount equal to all costs and expenses incurred by Licensor in connection with such inspection and audit.

     8. Licensor's Intellectual Property Rights

     (a) Licensee agrees and acknowledges that it shall not acquire any rights of ownership in the copyright(s), the renewal of copyright(s), the trademark(s) and/or patent(s) (hereinafter individually and/or collectively referred to as "Intellectual Property Rights") in and to the Chip(or any component thereof) as a result of Licensee's use of Licensor's Intellectual Property Rights in and to the Chip and that all such uses of any and all Intellectual Property Rights in and to the Chip by Licensee shall, as between Licensee and Licensor, inure to the benefit of Licensor and be limited solely to the Licensee's use of the Chip in the Product and Licensee's marketing, distribution, sales and advertising of the Product. Licensee shall not, directly or indirectly, during the term of this Agreement or thereafter, do anything to interfere with Licensor's ownership of the Chip or attack the ownership by or control of Licensor in and to any and all of Licensor's Intellectual Property Rights with respect to the Chip or attack the validity of the license herein granted to it. Licensee will perform all acts necessary to vest and maintain Licensor's Intellectual Property Rights in all jurisdictions in which the Licensee is doing business, including providing Licensor with reasonably necessary or required documentation Licensor may need and the signing of reasonably necessary papers Licensor may need. Without limiting the generality of the provisions of this paragraph, except as set forth in this Agreement, Licensee shall at no time use or authorize the use of any trademark, "logo", trade name or other designation identical with or confusingly similar to any of the trademarks, "logo", trade name or other designation (individually and/or collectively referred to as "Trademarks") used by Licensor. Licensee shall notify Licensor of any adverse use of a trademark or other designation similar to any of the Trademarks of which Licensee is or becomes aware. Licensee shall not at any time apply for any registration of any copyright, trademark or "logo" or other designation which includes any of the Trademarks used by Licensor, in whole or in part, and shall not file any document with any government authority or take any other action which would affect Licensor's ownership or control of any of Licensor's Intellectual Property Rights in and to the Chip including, without limitation, any of the Trademarks.

     (b) Licensor agrees and acknowledges that it shall not acquire any rights of ownership In the copyright(s), the renewal of copyright(s), the trademark(s) and/or patent(s) (hereinafter individually and/or collectively referred to as "Intellectual Property Rights") in and to the Product as a result of Licensee's use of Licensor's Chip in Licensee's Product and all such uses of any and all Intellectual Property Rights in and to the Product shall inure solely to the benefit of Licensee for the Product and the marketing, distribution, sales and advertising of the Product. Licensor shall not directly or indirectly, during the term of this Agreement or thereafter, do anything to interfere with Licensee's ownership of the Product or attack the ownership by or control of Licensee in and to any and all of Licensee's Intellectual Property rights with respect to the Product. Without limiting the generality of the provisions of this paragraph, except as set forth in this Agreement, Licensor shall at no time use or authorize the use of any trademark, "logo", trade name or other designation identical with or confusingly similar to any of the trademarks, "logo", trade name or other designation (individually and/or collectively referred to as "Trademarks") used by Licensee. Licensor shall notify Licensee of any adverse use of a trademark or other designation similar to any of the trademarks of which Licensor is or becomes aware. Licensor shall not at any time apply for any registration of any copyright, trademark or "logo" or other designation which includes any of the Trademarks used by Licensee, in whole or in part, and shall not file any document with any government authority or take any other action which would affect Licensee's ownership or control of any of Licensee's Intellectual Property Rights in and to the Product including, without limitation, any of the Trademarks.

     (c) The Licensor hereby authorizes, empowers and vests in the Licensee the right, subject to Licensor's prior written approval, to enforce and protect all rights to the Chip used in the Product and the Licensor's Intellectual Property Rights therein in the Territory, whether standing in the name of the Licensor or otherwise and subject to Licensor's prior written approval and in the reasonable judgment of the Licensor, to join Licensor and such others as Licensor may deem advisable as parties in any suits or proceedings in the name of the Licensor or in the name of any other parties as Licensor may deem advisable and, subject to Licensor's prior written approval, to proceed with or dispose of the same in the same manner and to the same extent as could Licensor acting alone. In the event of any recovery, fifty percent (50%) of the net proceeds therefrom (i.e., resulting after deducting from the gross proceeds therefrom any expenses of litigation or other applicable costs which have been pre-approved in writing by Licensor, including reasonable attorney's fees and court costs) shall be paid by Licensee to Licensor and fifty percent (50%) of such net proceeds may be retained by Licensee. Notwithstanding the foregoing, Licensor shall have the right, exercisable at any time, to institute any action, suit or proceeding in its own name and at its own expense, in which case one hundred percent (100%) of the recovery shall be retained by Licensor. In this regard, Licensee shall immediately notify Licensor of : (1) any situation(s) or circumstance(s) which might reasonable warrant the commencement by Licensor or Licensee hereunder of any such action, suit or proceeding against any third parties; and/or (2) the institution by any third party(ies) of any action, suit or proceeding against Licensee or otherwise pertaining to the Chip and/or Licensor's Intellectual Property Rights therein.

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Page 6


     9. Export Control



     Licensee acknowledges that any Chips, software and technical information (including, but not limited to Chips used in the Product, and, if applicable, any services and training) shall be subject to United States export laws and regulations and any use or transfer of such Chips, software and technical information must be authorized under those regulations. Licensee agrees that it will not use, distribute, transfer or transmit the Chips, software or technical information (even if incorporated into the Product) except in compliance with United State export regulations. Licensee also agrees to give notice to Licensor and sign those export-related documents which may be required for Licensor to comply with United States export regulations and to indemnify and hold Licensor harmless from any losses, costs, expenses, fines or penalties assessed against Licensor for failure to comply with such laws and regulations. Notwithstanding anything expressed in or implied by this Agreement, Licensee agrees that it shall be Licensee's sole responsibility at its sole cost and expense to comply with any and all such Export Regulations or other applicable laws or regulations.

     10. Tax Provisions

     As between Licensor and Licensee, Licensee is obligated to pay all taxes, duties and other similar charges in connection with the sale of the Product hereunder. In the event Licensee shall be obligated by the laws of any country of the territory to deduct and withhold income or other similar tax from royalties payable to Licensor hereunder, Licensee shall promptly supply Licensor, if required, a certificate setting forth the amount of tax which shall have been withheld, the rate of tax and any other necessary information which shall assist Licensor, upon presentation of such certificate, to obtain income tax credit from the United States Internal Revenue Service for the tax so withheld.

     11. Warranties and Indemnities

     (a) Licensee warrants and represents that (1) it has the right to enter into this Agreement and to fully perform all of its obligations hereunder; (2)
it shall not at any time use or  disclose  or permit the use or  disclosure  of, directly or indirectly, any trade secrets, confidential or proprietary information and/or all other knowledge, information, documents or other materials, owned, developed or possessed by Licensor, whether in tangible or intangible form, and which pertain to the subject matter of this Agreement. Licensee agrees to defend, indemnify and hold Licensor harmless against any and all liability, loss, damage, cost or expense including court costs and reasonable attorney's fees, paid or incurred by reason of any breach of any of Licensee's covenants, warranties or representations hereunder which are reduced to final judgment or settled with Licensee's prior written consent (not to be reasonable withhold) and not due to any violation or breach by Licensor of Licensor's covenants, warranties or representations hereunder. Licensee shall reimburse Licensor, on demand, for any payment required to be made by Licensor at any time with respect to the foregoing indemnity.

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Page 7


     (b) Licensor represents and warrants that (1) it possesses the full right, power and authority to enter into and to perform this Agreement; (2) it shall not at any time use or disclose or permit the use or disclosure of, directly or indirectly, any trade secrets, confidential or proprietary information and/or all other knowledge, information, documents or other materials, owned, developed or possessed by Licensee, whether in tangible or intangible form, and which pertain to the subject matter of this Agreement. Licensor agrees to defend, indemnify and hold Licensee harmless against any and all liability, loss, damage, cost or expense including court costs and reasonable attorneys' fees, paid or incurred by reason of any breach or claim of breach of any of Licensor's covenants, warranties or representations hereunder which are reduced to final judgment or settled with Licensor's prior written consent (not to be unreasonably withheld) and not due to any violation or breach by Licensee of Licensee's covenants, warranties or representations hereunder. Licensor shall reimburse Licensee, on demand, for any payment required to be made by Licensee at any time with respect to the foregoing indemnity. NOTWITHSTANDING ANYTHING TO THE CONTRARY EXPRESSED IN OR IMPLIED BY THIS AGREEMENT, LICENSEE ACKNOWLEDGES AND AGREES THAT THERE ARE NO WARRANTIES, GUARANTEES, CONDITIONS, COVENANTS OR REPRESENTATIONS BY LICENSOR WITH RESPECT TO THE CHIP AS TO MARKETABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHER ATTRIBUTES, WHETHER EXPRESS OR IMPLIED (IN LAW OR IN FACT), ORAL OR WRITTEN.

     12. Rights of Termination of Licensor

     In the event:

     (a) Licensee shall fail to perform any of its obligations required to its hereunder (except as set forth in subparagraphs (b) and (c) below), and Licensor shall have notified Licensee in writing of such failure and Licensee shall not have cured such failure within thirty (30) days after such written notification; or

     (b) Licensee shall fail to account and make purchase payments to Licensor in a timely manner hereunder; or

     (c) Licensee (by itself or through any third party including without limitation, known exporters) causes or knowingly allows the Product hereunder (or any component thereof) to be manufactured, distributed, sold, shipped, trans-shipped, exported or exploited in any manner whatsoever, outside of the Territory or otherwise in violation of applicable US. Export Administration Regulations or other applicable laws, treaties or regulations or otherwise;

     then and in any such events, Licensor may, in addition to all of its other rights and remedies at law or otherwise, at its option, terminate this Agreement to provide Chips hereunder immediately upon giving written notice to Licensee without prejudice to any rights or claims which Licensor may have but Licensee's obligation to pay royalties to Licensor shall continue as long as Products using Licensor's Chips are in use throughout the Territory.

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Page 8


     13. Insolvency

     In the event Licensee shall make any assignment for the benefit of creditors or make any compromises with creditors, or any action or proceeding under any bankruptcy or insolvency law is taken by or against Licensee, which is not discharged within thirty (30) days after it is commenced, then in any such events the Licensor may, in addition to all of its other rights and remedies at law or otherwise, its option, terminate this Agreement to provide Chips hereunder upon giving Licensee not less than ten (10) days' written notice. However, Licensee shall remain liable to continue to pay royalties to Licensor for as long as Products using Licensor's Chips are in use throughout the Territory.

     14. Effect of Expiration or Termination

     (a) Upon the expiration or termination of this Agreement all sales or distribution of the Chips by Licensee shall cease. All Chips in Licensee's possession or control shall promptly, at the option of Licensor and upon its written instructions, either:

     (i) Be transferred by Licensee or Licensor's designee at Licensee's actual direct cost, plus shipment charges; or

     (ii) be destroyed by Licensee under the supervision of Licensor or Licensor's designee, or at Licensor's written request, destroyed by Licensee without such supervision provided Licensee provides Licensor with an affidavit or such fact, sworn to by a principal officer of Licensee.

     (b) Licensee shall submit to Licensor not later than thirty (30) days after the expiration of this Agreement a written inventory of all the then remaining Chips hereunder. Licensor or its designee shall have the option, upon giving the Licensee written notice of its election to do so not later than three (3) months after its receipt of such written inventory, to purchase such Chips which remain unsold at the time Licensor makes such election, for an amount equal to Licensee's actual direct cost of such Chips. If Licensor or its designee elects to purchase such remaining Chips, Licensee shall promptly ship the same, at Licensee's cost, to Licensor or its designee, or shall make them available at Licensee's place of business for Licensor or its designee to take possession thereof.

     (c) Subject to subparagraph (b) above, upon the expiration of this Agreement, by reason of passage of time and not by reason of any termination by Licensor , and provided further that Licensee submits the aforesaid written inventory to Licensor within ten (10) days after such expiration, Licensee shall continue to have the right to sell the then remaining Chips on a non-exclusive basis only for an additional "Sell-off Period" of six (6)months. Licensee agrees that it shall not order quantities of Chips hereunder in excess of reasonably anticipated market demand during the last six (6) months of the Term of this Agreement.



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Page 9


     (d) All sales of access time by Licensee subsequent to the expiration of this Agreement shall, except as otherwise provided herein, be in accordance with the terms and provisions hereof applicable to the sale of access time during the term hereof and Licensee shall continue to pay Licensor its royalties for as long as Products using Licensor's Chips are in use throughout the Territory. Without limiting the generality of the foregoing, such sales shall be in Licensee's normal course of business and at prices not less than the normal retail prices of such access time during the Term hereof. Such sales shall be subject to the payment of royalties by Licensee under the terms of this Agreement. Upon the expiration of the six (6) month period referred to in subparagraph (c) above, and at Licensor's sole direction in writing, Licensee agrees to either transfer the then remaining Chips to Licensor or Licensor's designee or destroy all the then remaining Chips under the supervision of Licensor or Licensor's designee or, at Licensor's written request, Licensee shall destroy said Chips without such supervision provided that Licensee provides Licensor with an affidavit of such fact, sworn to by a principal officer of Licensee.

     15. Notices

     All statements and all notices to Licensor shall be addressed to Licensor at the address set forth above or any other address hereinafter designated by written notice by Licensor. All notices to Licensee shall be addressed to Licensee at the address set forth above, or any other address hereinafter designated by written notice by Licensee. All notices to be given to either party hereto shall be in writing and shall be delivered either personally to an officer of the addressee or by certified mail, return receipt requested, postage prepaid, or by overnight express (charges prepaid) or via facsimile (with a "hard" copy delivered in any of the manners set forth in this sentence). Any notice which is mailed, sent via overnight express or sent via facsimile shall be conclusively deemed to have been given on the date of mailing or on the date of delivery to the overnight express company or upon transmission by facsimile; provided notice of change of address shall be deemed given when actually received.

     16. Miscellaneous

     (a) The covenants hereunder are subject to applicable laws and treaties. This Agreement , its validity, construction and effect shall be governed and construed under the laws of the State of New York applicable to contracts executed therein and wholly to be performed therein. Any disputes arising from this Agreement shall be subject to the exclusive jurisdiction of the state or federal courts located in the City, County, and State of New York, U.S.A.

     (b) If any part of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction, it shall not effect the validity of the balance of this Agreement, provided, however, that if any provision of this Agreement pertaining to the payment of monies to Licensor shall be declared invalid or unenforceable, Licensor shall have the right, at its option, to terminate, this Agreement upon giving not less than ten (10) days' written notice to Licensee.

     (c) Except as provided for in this Agreement, all rights of any nature in the Chips licensed hereunder are reserved by Licensor and all rights of any nature in the Product are reserved by Licensee.

     (d) This Agreement may not be modified orally; no waiver, amendment or modification shall be binding effective unless in writing and signed by both parties.

     (e) Paragraph headings used herein are for convenience only and are nor part of this Agreement and shall not be used in construing it.

     (f) This Agreement shall inure to the benefit of and be binding upon Licensor and its successors and assigns and Licensee and any permitted successors or assigns.

     (g) In the event any payments due Licensor are delayed or prohibited by currency restrictions or other governmental regulations, Licensor shall be entitled to designate a local depository in the country, in which Licensee, at the direction of Licensor, shall deposit such monies to the credit of Licensor subject to the laws of the country.

     (h) In the event of any action, suit or proceeding hereunder the prevailing party shall be entitled to recover reasonable attorneys' fees in addition to the costs of said actions, suit or proceeding.

     (i) Licensee agrees to comply with local law and, if required by Licensor, register for copyright, trademark and/or patent protection as applicable, on behalf of Licensor (or as Licensor otherwise directs) in the Territory for the Chips used in the Product which is subject to this Agreement.

     (j) This Agreement does not (and shall not be construed to) create a partnership or joint venture between the parties.

     (k) This Agreement constitutes the entire understanding between the parties.



     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first set forth above.


                                              PICK COMMUNICATIONS CORP.

                                          By:   /s/ Diego Leiva
                                                    Diego Leiva

                                                    Title:   President



ACCEPTED & AGREED:

INTERNET CHANNEL INC.

By: /s/ James Sims



Title: President